Pricing Supplement No Euro D212    Dated 9/23/97         Rule 424(b)(3)
(To Prospectus dated April 5, 1996 and                  File No. 333-01807
Prospectus Supplement dated April 5, 1996)
				This Pricing Supplement consists of 3 page(s)
SALOMON INC
Medium-Term Notes, Series D
(Bearer Notes)
Due More Than Nine Months from Date of Issue
Principal Amount or Face Amount:  8,000,000,000.00 Portugese Escudos(PTE)
Issue Price:     24.8945%
Proceeds to Company on original issuance:  PTE 1,991,560,000
Commission or Discount on original issuance:  USD 258,000
Salomon Brothers International Limited's capacity on original issuance:
       |X|  As agent      | |  As principal
    If as principal
       | |  The Bearer Notes are being offered at varying prices related
	    to prevailing market prices at the time of resale.
       | |  The Bearer Notes are being offered at a fixed initial public
	    offering price of  % of Principal Amount or Face Amount.
Original Issue Date:  9/25/97
Stated Maturity:  9/25/2017
Specified Currency:  PTE
    (If other than U.S. Dollars)
Authorized Denominations:  PTE 100,000,000
    (If other than as set forth in the Prospectus Supplement)
Interest Payment Dates:
    Accrue to Pay:  | | Yes  |X| No
Indexed Principal Note:   | |  Yes (See Attached)   |X|  No
Type of Interest on Note: | | Fixed Rate   | | Floating Rate   | | Indexed Rate
								 (See Attached)
Interest Rate (Fixed Rate Notes): None, See attached.
Initial Interest Rate (Floating Rate Notes):  N.A.

    Base Rate: | | CD Rate | | Commercial Paper Rate  | | Federal Funds Rate
	   | | LIBOR Telerate   | | LIBOR Reuters | | Treasury Rate
	   | | Treasury Rate Constant Maturity    |X| Other (See Attached)
Calculation Agent (If other than Citibank):   | | Salomon Brothers
					      | | Other  (See Attached)
Computation of Interest:  | | 30 over 360       | | Actual over Actual
			  | | Actual over 360   |X| Other (See Attached)
    (If other than as set forth in the Prospectus Supplement)
Interest Reset Dates:  N.A.
Rate Determination Dates:  N.A.
    (If other than as set forth in the Prospectus Supplement)
Index Maturity:  N.A.
Spread (+/-):    N.A.
Spread Multiplier: N.A.
Change in Spread, Spread Multiplier or Fixed Interest Rate prior to
    Stated Maturity:   | | Yes (See Attached)  |X| No
Maximum Interest Rate:  N.A.
Minimimum Interest Rate:  N.A.
Amortizing Note:   | |  Yes  (See Attached)   |X|  No
Optional Redemption:   | |  Yes   |X|  No
   Optional Redemption Dates:
   Redemption Prices:
   Redemption: | | In whole only and not in part | | May be in whole or in part
Optional Repayment:       | |  Yes     |X|  No
	Optional Repayment Dates:
	Optional Repayment Prices:
Discount Note:   |X|  Yes   | |  No
	Total Amount of OID: PTE 6,008,440,000
	Yield to Maturity: 7.20%
Listed on Luxembourg Stock Exchange:  | | Yes     |X| No
Common Code: 8012652
ISIN:   XS0080126526
Cusip:  99302Y9Y0

Pricing Supplement No. Euro D212

Pricing Supplement dated September 23, 1997
(to Prospectus dated April 5, 1996)

		     DESCRIPTION OF THE NOTES

General

      The description in this Pricing Supplement of the particular terms of the Zero Coupon Notes offered hereby (the "Notes") supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Bearer Notes set forth in the accompanying Prospectus, to which descriptions reference is hereby made.

Risk Factors

      THE NOTES DO NOT BEAR PERIODIC PAYMENTS OF INTEREST.

		      EUROPEAN MONETARY UNION

      Stage III of the European Economic and Monetary Union ("Stage III") is presently scheduled to commence on January 1, 1999 for those member states of the European Union that satisfy the economic convergence criteria set forth in the Treaty on European Union, to which Portugal is a signatory. Stage III includes the introduction of a single currency (the "Euro") which will be legal tender in such member states. It is anticipated that the European Union will adopt regulations or other legislation providing specific rules for the introduction of the Euro in substitution for the respective national currencies of such member states, which regulations or legislation may be supplemented by legislation of the individual member states. In the event that Portugal adopts the Euro, the laws and regulations of the European Union (and, if any, of Portugal) relating to the Euro implemented pursuant to or by virtue of the Treaty on European Union shall apply to the Notes and the Indenture, and, except as provided in the following paragraph, the payment of principal of, or interest on, the Notes at any time after the official date of introduction of the Euro by Portugal shall be effected in Euro in conformity with any such legally applicable measures.

      If, following the introduction of the Euro by Portugal, the Company has the option, pursuant to legally applicable measures, to make payments of principal of, or interest on, the Notes in either Escudos or Euro, the Company will make such payments in Escudos or Euro at its sole discretion. To the extent that the terms and conditions of the Notes require the rounding up or down of certain amounts or quotations expressed in Euro, such rounding will be made to the smallest currency unit of the Euro.

      The circumstances and consequences described in this section and any resultant amendment to the terms and conditions of the Notes will not entitle any Holder of the Notes (i) to any legal remedy, including, without limitation, redemption, rescission, notice, repudiation, adjustment or renegotiation of the terms and conditions of the Notes or the Indenture, or (ii) to raise any defense or make any claim (including, without limitation, claims of breach, force majeure, frustration of purpose or impracticability) or any other claim for compensation, damages or any other relief, nor will any such events affect any of the other obligations of the Company under the Notes and the Indenture.

		 DESCRIPTION OF PORTUGUESE ESCUDOS

      The Escudo is the national currency of Portugal. Portuguese bank notes are issued by the Banco de Portugal, which was founded in 1846 and nationalized in 1974.
 The Banco de Portugal has been Portugal's central bank and the sole bank of issue since 1931. On September 22, 1997, the noon buying rate for cable transfers in New York City payable in Escudos, as reported by the Federal Reserve Bank of New York, was PTE 182.34 = $1.00.

      The exchange rate between the Escudo and the dollar is, at any moment, a result of the supply of and the demand for the two currencies, and changes in such exchange rate result over time from the interaction of many factors directly or indirectly affecting economic conditions in Portugal and in the United States, including economic and political developments in other countries. Of particular importance are rates of inflation, interest rate levels, the balance of payments (both on capital and current account) and the extent of governmental surpluses or deficits in Portugal and in the United States, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of Portugal, the United States and other countries prominent in international trade and finance. In recent years, rates of exchange between the U.S. dollar and the Portuguese Escudo have been highly volatile.